Filed Pursuant to Rule 424(b)(3)

Registration No. 333-172792

Prospectus Supplement No. 2 to

Prospectus dated August 30, 2011

4,175,549 Shares of Common Stock

1,020,970 Warrants

CROSSROADS SYSTEMS, INC.

This prospectus supplement No. 2 supplements and amends our prospectus dated August 30, 2011 relating to 3,154,579 shares of our common stock, 1,020,970 warrants to purchase shares of our common stock and the exercise of the warrants by those who purchased the warrants from selling security holders pursuant to this prospectus and 1,020,970 additional shares of common stock issuable upon exercise of the warrants for sale by our security holders from time to time.

You should read this prospectus supplement in conjunction with the prospectus dated August 30, 2011 and prospectus supplement no. 1 dated January 31, 2012, which should be delivered in conjunction with this prospectus supplement no. 2. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to the prospectus. This prospectus supplement no. 2 is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus and prospectus supplement no. 1.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of our prospectus dated August 30, 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 1, 2012.

The table under the caption “Selling Securityholders” beginning on page 74 of the prospectus is hereby:

•	supplemented by adding to it the information regarding certain selling securityholders set forth in the table entitled “Additional Selling Securityholders” below; and

•	amended by replacing the information in the prospectus regarding the selling securityholders, and the related footnotes, identified in the table entitled “Revised Information Regarding Selling Securityholders” with the information set forth in the table entitled “Revised Information Regarding Selling Securityholders” below.

We prepared these tables based on information supplied to us by the selling securityholders named in the tables below on or prior to May 1, 2012. Information about the selling securityholders may change over time.

Except as set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information regarding their securities in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

Additional Selling Securityholders

				Beneficial Ownership After Resale of Warrants or Common Stock
Name of Selling Security Holder(1)	Number of Shares of Common Stock Beneficially Owned(1)(2)	Number of Warrants Beneficially Owned	Maximum Number of Shares of Common Stock That May Be Sold(3)	Number of Warrants(4)	Percent	Number of Shares of Common Stock(4)	Percent
Donald Montenegro(8)	—	1,000	1,000	—	—	—	—
Michael J. Foley	5,000	—	5,000	—	—	—	—
Rodrigo Pallais(8)	—	1,000	1,000	—	—	—	—

Revised Information Regarding Selling Securityholders

				Beneficial Ownership After Resale of Warrants or Common Stock
Name of Selling Security Holder(1)	Number of Shares of Common Stock Beneficially Owned(1)(2)	Number of Warrants Beneficially Owned	Maximum Number of Shares of Common Stock That May Be Sold(3)	Number of Warrants(4)	Percent	Number of Shares of Common Stock(4)	Percent
1999 Clifford Family Trust Dated 12/22/99 Robert C. Clifford & Rachel L. Clifford Co-TTEEs(5)(8)	4,687	—	4,687
Compass Global Fund, LTD(6)	807,500	234,375	1,041,875	—	—	—	—
George Brandon(8)	—	53,742	53,742	—	—	—	—
James Tierney	—	1,250	—	—	—	—	—
Kevin Cotter(8)	9,125	—	9,125
Nicholas Lewin	39,062	—	39,062	—	—	—
Revelation Capital Management Ltd.(7)	595,000	164,062	759,062	—	—	—	—

(1)	Information concerning selling security holders will be set forth in one or more prospectus supplements from time to time, if required.
(2)	Does not include shares of common stock issuable upon exercise of the warrants listed in this table.
(3)	Represents (1) the number of outstanding shares being offered hereby, and (2) the shares issuable upon exercise of the warrants being offered hereby.
(4)	Assumes that either all of the shares of common stock, warrants to purchase shares of common stock and shares of common stock issued upon exercise of the warrants offered hereby are sold by the selling security holder.
(5)	Robert C. Clifford is trustee of 1999 Clifford Family Trust Dated 12/22/99 Robert C. Clifford & Rachel L. Clifford Co-TTEEs and has voting and dispositive power over the securities held by 1999 Clifford Family Trust Dated 12/22/99 Robert C. Clifford & Rachel L. Clifford Co-TTEEs.
(6)	Compass Global Fund, LTD (“Fund”) is a share class of Compass Global Management, LTD (“Management”). Thomas L. Wallace is a Director and Manager of Management and has voting and dispositive power over the securities held by Fund.
(7)	Revelation Special Situations Fund Ltd (the “Fund”) and the Fund’s investment manager, Revelation Capital Management Ltd (“Revelation”), share voting and dispositive power over the shares held directly by the Fund. Chris Kuchanny, as a principal of Revelation, shares voting and dispositive power over the shares reported by it.
(8)	This selling security holder is an affiliate of a broker-dealer. The purchasers in the private placement that are broker-dealers purchased the securities in the ordinary course of business and represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof.